Exhibit 99.1

Company Contact: Gregg Bodnar Chief Financial Officer (630) 410-4633 Investors/Media Contacts: ICR, Inc. Allison Malkin/Alecia Pulman (203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES CHANGE TO BOARD OF DIRECTORS

Bolingbrook, IL – December 16, 2011 – Ulta Beauty [NASDAQ:ULTA], today announced that Hervé Defforey has resigned as a member of the Company’s Board of Directors, effective January 28, 2012, at the end of Ulta’s fiscal year. Mr. Defforey, who resides and primarily works overseas, cited the demands of these commitments as the reason for his resignation.

Dennis Eck, Ulta’s Non-Executive Chair said, “On behalf of everyone at Ulta and its Board, we thank Hervé for his long-term service and dedication to Ulta. His contributions were critical for establishing the strong foundation upon which the success of the company has been built. We wish him well in his future endeavors.”

About Ulta Beauty

Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. As of October 29, 2011, Ulta operates 442 retail stores across 42 states and also distributes its products through its website: www.ulta.com.